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EXHIBIT 99.4

EXHIBIT 99.4

Pathogen Inactivated Platelets (plt) Using Helinx™ Technology (INTERCEPT plt) Are Hemostatically Effective in Thrombocytopenic Patients (tcp pts): The SPRINT Trial

Background: INTERCEPT plt (IP) are prepared with amotosalen HCl (S-59) & UVA light to inactivate a broad spectrum of pathogens & WBC in INTERCEPT platelet (plt) products (IP). SPRINT, a randomized double-blind controlled multi-center Phase III non-inferiority trial, compared the efficacy & safety of single donor plt (SDP) IP with untreated SDP (UP) in tcp pts requiring plt support. Methods: The 1° endpoint, the % of pts with clinically relevant bleeding (grade 2, WHO criteria) during a period of plt transfusion (txn) support, was assessed daily for 8 organ systems. Post txn bleeding & plt count increments (CI) for all on-protocol txn (2378 IP; 1799 UP) were compared by longitudinal regression analysis (LRA), with plt dose & other covariates. Results: Between 7/1999 & 1/2001, 671 pts were randomized at 12 US sites to receive up to 28 days of plt txn with IP or UP. 645 pts received >1 plt txn (ITT population). 280 (88%) IP and 294 (90%) UP pts completed the txn period. Age, race, gender, 1° diagnosis, and reason for plt txn support were similar between groups. 91% of IP & 95% UP txn were on-protocol. Mean days of storage was 3.4 for IP & 3.6 for UP.

Endpoints	INTERCEPT (IP) (n=318)	Untreated (UP) (n=327)	P value (95% CI of Diff)
% Pts with grade 2 bleeding	58	57	0.80 (-6.6%, 8.6%)

% Pts with grade 3 & 4 bleeding	4	6	0.24 (-5.4%, 1.4%)

Pre-txn plt count (x109/L)	15	15	0.88

1 Hr Post-txn plt count (x109/L)	37	50	<0.001

24 Hr Post-txn plt count (x109/L)	28	36	<0.001

1 Hr Corrected CI (CCI, × 103)	11.1	16.0	<0.001

24 Hr CCI (x 103)	6.7	10.1	<0.001

Mean transfused plt dose (x 1011)	3.7	4.0	<0.001

% Plt doses <3 × 10[11]	20	12	<0.001

Mean total dose plts (x 1011)	29.4	24.1	0.01

Mean no. plt txn (range)	8.4 (1,49)	6.2 (1,48)	<0.001

Mean interval between plt txn (days)	1.9	2.4	<0.001

Mean duration plt support (days)	11.8	10.6	0.08

% Plt txn with txn reactions	3.0	4.4	0.02

Mean no. RBC txn	5.6	5.0	0.12

Mean days of grade 2 bleeding, adjusted for days of plt txn, was similar for IP & UP, 0.19 & 0.16, respectively (p=0.08). By LRA, comparable doses of IP & UP resulted in lower mean 1 & 24 hr CI for IP, by 10 & 6.6 × 109plt/L, respectively (p<0.001) but post-txn bleeding (> grade 2) was similar for IP & UP pts and independent of dose. 21% of IP & 7% of UP pts had 2 successive 1 hr CCI < 5 x 103 (p<0.001). These low CCI were transient (5.9% of IP & 8.7% of UP pts had 1 hr CCI persistently < 5 × 103 thru end of txn period) and not immune-mediated. LCA was positive in 16% of IP & 22% of UP pts; anti-plt antibody was present in 6% of IP & 9% of UP pts. No antibodies to S-59 neoantigens were detected. Conclusions: INTERCEPT platelets were as effective as conventional plt for prevention & treatment of bleeding in tcp pts requiring multiple plt txns. However IP resulted in lower CI & CCI, more IP txn & shorter txn intervals. LRA suggests increased doses of IP per txn can improve the CI. INTERCEPT platelets provide pathogen inactivation while maintaining hemostatic efficacy.

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EXHIBIT 99.4
EXHIBIT 99.4